EXHIBIT 99.1

ANDY BROWN NAMED TO GUIDEWIRE SOFTWARE BOARD OF DIRECTORS

FOSTER CITY, Calif., December 9, 2013 - Guidewire Software, Inc. (NYSE: GWRE) a provider of software products to Property/Casualty insurers, today announced that Andrew W. F. Brown (“Andy”) has been elected as a Director to Guidewire Software's Board.
"We are pleased to welcome Andy Brown to our Board of Directors," said Marcus Ryu, chief executive officer, Guidewire Software. "His exceptional experience as a senior technology executive at major financial institutions and board director and advisor to technology companies will advance our development of transformative software products for the P/C industry."
"I am honored to be joining Guidewire's board after the team delivered such outstanding full year results,” said Andy Brown. “I look forward to contributing my experience and knowledge to the next chapters of Guidewire's growth as we look to leverage and further innovate our platform."
Currently CEO of Street Scale IT Group, a company providing IT services associated with datacenters and cloud hosting to the financial sector and other regulated industries, Andy Brown brings extensive technology infrastructure and architecture experience to Guidewire’s board. Past positions include roles as Group Chief Technology Officer of UBS, head of strategy, architecture and optimization at Bank of America Merrill Lynch, and CTO of Infrastructure at Credit Suisse. Andy also spent a decade at Merrill Lynch, in various roles including Chief Technology Architect, CIO of Direct Markets, head of networks, market data and email. Andy also holds a chairman role with SnoopWall and serves as a director at IT resources service management provider Moogsoft. Until recently he was a director at ServiceMesh which sold to CSC in November 2013. Andy was also a founder of Desktone, which sold to VMware also in November 2013.

About Guidewire Software
Guidewire builds software products that help Property/Casualty insurers replace their legacy core systems and transform their business. Designed to be flexible and scalable, Guidewire products enable insurers to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™ provides the core systems used by insurers as operational systems of record. Additional products provide support for data management, business intelligence, anytime/anywhere access, and guidance and monitoring. More than 150 General (Property/Casualty) insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Contact:

Diana Stott
Director, Communications
Guidewire Software, Inc.
+1 650 356 4941
dstott@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, Guidewire BillingCenter, Guidewire InsuranceSuite, Guidewire DataHub, Guidewire InfoCenter, Guidewire Live, Live Inside, Before & After, Claim Canvas, Viewpoint, Guidewire PartnerConnect, Guidewire SolutionConnect, Deliver Insurance Your Way, and the Guidewire logo are trademarks, service marks, or registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.